Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610-832-4189

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 RESULTS

February 21, 2006

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales of $107.1 million and a net loss of $5.4 million. Net loss for the fourth quarter included a $9.1 million pre-tax charge for restructuring and related activities and a $1.0 million tax charge attributable to the repatriation of accumulated earnings of its foreign subsidiaries. Diluted loss per share for the quarter, inclusive of these charges, was $0.56.

The Company reported record sales for the full year of $424.0 million and net income of $1.7 million. Net income included a $10.3 million pre-tax charge for restructuring and related activities, $4.2 million of pre-tax income from the sale of property by the Company’s real estate joint venture, and a $1.0 million tax charge associated with the aforementioned foreign earnings repatriation. Diluted earnings per share for the full year, inclusive of these items, was $0.17 per share.

Ronald J. Naples, Chairman and Chief Executive Officer commented, “We took dramatic steps in 2005 to reposition our cost base and prepare ourselves for future improved financial performance. Despite unprecedented increased raw material prices, we managed through most of the year to show sequential quarterly gross margin percent improvements. A good example of how dramatic were the raw material cost changes is mineral oil, a very important input for us, that ended the year up 70% from where the year started. As much as we’ve made major changes in 2005 in recognition of major business shifts, what hasn’t changed is our focus on serving our customers in a unique way. We’ve maintained our globally integrated approach to our business with the emphasis on the advantages we can deliver to our customers through our global customer reach, value and service commitment, and global knowledge. It’s gratifying to see our sales growing solidly, our progress in pricing, and our market share building in important markets such as China. These are indicative of the strengths that will take us into the future.”

Fourth Quarter Summary

Net sales for the fourth quarter of 2005 were $107.1 million, up 3% from $104.2 million for the fourth quarter of 2004. The majority of the sales increase was due to higher selling prices, as volume increases in Asia/Pacific were offset by weaker demand in North America and Europe. Foreign exchange rate translation negatively impacted sales by approximately $0.8 million or 1%.

The Company experienced a net loss of $5.4 million for the fourth quarter of 2005 compared to net income of $1.7 million for the fourth quarter of 2004. The loss for the quarter was driven by a net $9.1 million pre-tax charge for restructuring and related activities noted in the third quarter press release and a $1.0 million tax charge associated with the repatriation of accumulated foreign earnings.

Gross margin as a percentage of sales declined from 32.8% for the fourth quarter of 2004 to 30.2% for the fourth quarter of 2005. Continued raw material price escalations in the quarter, particularly crude oil derivatives, exceeded the effect of implemented price increases. Unfavorable product and regional sales mix also contributed to the decline in the gross margin percentage.

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Selling, general and administrative expenses decreased $1.4 million compared to the fourth quarter of 2004. Foreign exchange rate translation accounted for approximately one-third of the decrease. The remaining decrease was primarily due to cost reduction efforts partially offset by inflation and growth initiatives. As a percentage of sales, SG&A decreased from 29.3% to 27.1%.

During the fourth quarter of 2005, the Company implemented a restructuring plan to significantly reduce operating costs in the U.S. and Europe. The restructuring plan included involuntary terminations, a freeze of the Company’s U.S. pension plan, and a voluntary early retirement offering to eligible U.S. employees. These actions resulted in a net pre-tax charge of $9.1 million and the Company estimates 2006 savings of a similar magnitude, which will substantially mitigate the increased cost of continued operating expense investments and key growth initiatives.

Other income was lower than the fourth quarter of 2004 which included distributions from the Company’s real estate joint venture as well as a gain on the sale of real estate by the Company’s majority-owned Australian subsidiary.

Interest expense for the quarter was $0.5 million higher than the fourth quarter of 2004 primarily due to higher interest rates.

The Company’s fourth quarter effective tax rate was 14.0%, resulting in a credit of $0.9 million on a pre-tax loss of $6.4 million, compared to a 31.5% effective tax rate on pre-tax income of $3.6 million for the fourth quarter of 2004. In the fourth quarter of 2005, the Company elected to repatriate substantial accumulated foreign earnings which resulted in a $1.0 million increase in tax expense.

The decrease in minority interest was primarily due to the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate, as well as the sale of real estate by the Company’s Australian subsidiary in the fourth quarter of 2004.

Full Year Summary

Net sales for 2005 increased to $424.0 million, up 6% from $400.7 million for 2004. Approximately 4% of the sales increase was attributable to higher sales prices, while foreign exchange rate translation favorably impacted net sales by approximately 2%. Volume increases in Asia/Pacific were offset by softer demand in North America and Europe.

Gross margin as a percentage of sales declined from 32.7% in 2004 to 30.6% in 2005. Higher prices for the Company’s raw materials, particularly crude oil derivatives, and higher third-party product purchase costs with respect to its CMS contracts, exceeded the pace at which price increases could be implemented through the year. Unfavorable product and regional mix also contributed to the decline in the gross margin percentage.

Selling, general and administrative expenses for 2005 increased $2.8 million or approximately 3% from 2004. Foreign exchange rate translation accounted for approximately half of the increase with the remainder attributable to inflation, investments in growth initiatives and higher pension costs offset by other cost reduction efforts. SG&A as a percentage of sales decreased from 28.3% to 27.4%.

Restructuring and other related activities for the full year included the aforementioned $9.1 million fourth quarter charge, as well as a $1.2 million charge associated with a reduction in workforce in the first quarter of 2005. Repositioning of the Company’s cost base was necessary to better align resources and investments with regions and businesses with the highest growth potential.

The increase in other income is largely due to the $4.2 million of proceeds received from the sale by the Company’s real estate joint venture of its holdings as previously announced on February 17, 2005. The proceeds included a $3.0 million gain relating to the sale by the venture of its real estate holdings, as well as $1.2 million of preferred return distributions. Preferred distributions in 2004 totaled $0.9 million. Foreign exchange gains in 2005 also contributed to the increase in other income.

The increase is net interest expense is due to higher average borrowings and higher interest rates on the Company’s debt.

The effective tax rate was 50.4% versus 31.5% in 2004 with the increase primarily due to the aforementioned tax expense associated with repatriation of accumulated foreign earnings.

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The decrease in minority interest is primarily due to the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased to $56.4 million from $46.5 million as of December 2004, due to a reduced income level and the funding of the Brazilian acquisition noted above. The Company’s net debt-to-total-capital ratio was 35% at December 2005 compared to 28% at the end of 2004. In September 2005, the Company prepaid its senior unsecured notes due in 2007. On October 19, 2005, the Company entered into a $100 million, five-year, unsecured, syndicated multi-currency revolving credit facility. This facility enabled the Company to consolidate the majority of its short-term debt into a longer-term facility and ensure liquidity to support future growth.

2006 Outlook

Mr. Naples further commented, “We aggressively took on the challenges of 2005 – sluggish demands in some areas of the world and the continued upward spiral in our key raw material costs. We have been and continue working with our customers to implement price increases that reflect the value we bring them and to begin to offset the lower gross margins we’ve seen due to sharp raw material cost rises, particularly in refined products. We continue our business building initiatives, such as tube and pipe, chemical management services, and market development in Asia/Pacific, particularly China, and anticipate that these initiatives in combination with continued pricing efforts with our customers will enable substantial gross margin improvement in 2006, assuming a stable raw material cost situation. While 2006 markets will likely feature many of the same dynamics as 2005, we go into the year better prepared. In part, that flows from significant SG&A cost reduction measures taken in 2005, that will fund continued operating expense investments and key growth initiatives and are expected to enable gross margin improvement to flow to operating income.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss fourth quarter and full year results is scheduled for February 22, 2006 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$107,079	$104,214	$424,033	$400,695
Cost of goods sold	74,778	70,027	294,219	269,818

Gross margin	32,301	34,187	129,814	130,877
%	30.2%	32.8%	30.6%	32.7%

Selling, general and administrative	29,066	30,480	116,340	113,536

Restructuring and related activities, net	9,088	450	10,320	450

Operating income	(5,853)	3,257	3,154	16,891
%	-5.5%	3.1%	0.7%	4.2%

Other income, net	251	629	6,120	1,818
Interest expense, net	(815)	(286)	(2,659)	(1,252)

Income before taxes	(6,417)	3,600	6,615	17,457

Taxes on income	(899)	1,134	3,336	5,499

	(5,518)	2,466	3,279	11,958

Equity in net income of associated companies	204	291	618	890
Minority interest in net income of subsidiaries	(131)	(1,093)	(2,209)	(3,874)

Net income (loss)	$(5,445)	$1,664	$1,688	$8,974

%	-5.1%	1.6%	0.4%	2.2%

Per share data:
Net income (loss) - basic	$(0.56)	$0.17	$0.17	$0.93
Net income (loss) - diluted	$(0.56)	$0.17	$0.17	$0.90

Shares Outstanding:
Basic	9,701,259	9,627,360	9,679,013	9,606,074
Diluted	9,701,259	9,929,474	9,815,585	9,969,044

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(In thousands, except par value and share amounts)

	(Unaudited)
	December 31, 2005	December 31, 2004*
ASSETS

Current assets
Cash and cash equivalents	$16,121	$29,078
Accounts receivable, net	93,943	88,249
Inventories, net	45,818	41,298
Deferred income taxes	4,439	4,373
Prepaid expenses and other current assets	5,672	8,189

Total current assets	165,993	171,187

Property, plant and equipment, net	56,897	62,888
Goodwill	35,418	34,853
Other intangible assets, net	8,703	8,574
Investments in associated companies	6,624	6,718
Deferred income taxes	24,385	18,825
Other assets	33,975	21,848

Total assets	$331,995	$324,893

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$5,094	$60,695
Accounts payable	50,832	39,562
Dividends payable	2,091	2,079
Accrued compensation	9,818	9,313
Other current liabilities	19,053	13,969

Total current liabilities	86,888	125,618
Long-term debt	67,410	14,848
Deferred income taxes	4,608	5,588
Accrued pension and postretirement benefits	38,210	36,456
Other non-current liabilities	22,363	7,372

Total liabilities	219,479	189,882

Minority interest in equity of subsidiaries	6,609	12,424

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2005—9,726,385, 2004—9,668,751	9,726	9,669
Capital in excess of par value	3,574	2,632
Retained earnings	111,317	117,981
Unearned compensation	—	(355)
Accumulated other comprehensive loss	(18,710)	(7,340)

Total shareholders’ equity	105,907	122,587

Total liabilities and shareholders’ equity	$331,995	$324,893

*	Certain reclassifications of prior year data have been made to improve comparability.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the twelve months ended December 31,

(Dollars in thousands)

	(Unaudited)
	2005	2004*
Cash flows from operating activities
Net income	$1,688	$8,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,163	8,610
Amortization	1,368	1,157
Equity in net income of associated companies	(618)	(890)
Minority interest in earnings of subsidiaries	2,209	3,874
Deferred income taxes	(4,476)	(1,872)
Deferred compensation and other, net	(25)	(39)
Restructuring and related activities, net	6,018	450
Gain on sale of partnership assets	(2,989)	—
Gain on sale of property, plant and equipment	—	(509)
Pension and other postretirement benefits	(439)	(172)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(9,600)	(6,254)
Inventories	(5,821)	(7,559)
Prepaid expenses and other current assets	161	(388)
Accounts payable and accrued liabilities	15,726	129
Change in restructuring liabilities	(2,798)	(558)
Estimated taxes on income	1,722	(1,596)

Net cash provided by operating activities	$11,289	$3,357

Cash flows from investing activities
Capital expenditures	(6,989)	(8,643)
Dividends and distributions from associated companies	234	288
Payments related to acquisitions	(6,700)	—
Proceeds from disposition of assets	1,918	1,880
Proceeds from partnership disposition of assets	2,989	—
Other, net	—	(75)

Net cash (used in) investing activities	(8,548)	(6,550)

Cash flows from financing activities
Net decrease in short-term borrowings	(52,703)	17,683
Proceeds from long-term debt	59,525	2,564
Repayments of long-term debt	(9,566)	(3,679)
Dividends paid	(8,340)	(8,241)
Stock options exercised, other	436	1,009
Distributions to minority shareholders	(4,198)	(1,956)

Net cash (used in) provided by financing activities	(14,846)	7,380

Effect of exchange rate changes on cash	(852)	2,976
Net (decrease) increase in cash and cash equivalents	(12,957)	7,163
Cash and cash equivalents at the beginning of the period	29,078	21,915

Cash and cash equivalents at the end of the period	$16,121	$29,078

*	Certain reclassifications of prior year data have been made to improve comparability.